Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2011, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc., and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Cedar Shopping Centers, Inc. for the registration of 5,000,000 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
March 15, 2011